Schedule A

to

Management Agreement

for

J.P. Morgan Exchange-Traded Fund Trust

Fee Rates

(Amended as of November 9, 2020)

Name	Fee Rate

JPMorgan BetaBuilders Canada ETF	0.19%

JPMorgan BetaBuilders Developed Asia ex-Japan ETF	0.19%

JPMorgan BetaBuilders Europe ETF	0.09%

JPMorgan BetaBuilders International Equity ETF*	0.07%

JPMorgan BetaBuilders Japan ETF	0.19%

JPMorgan BetaBuilders MSCI US REIT ETF	0.11%

JPMorgan BetaBuilders U.S. Mid Cap Equity ETF**	0.07%

JPMorgan BetaBuilders U.S. Small Cap Equity ETF**	0.09%

JPMorgan Core Plus Bond ETF	0.40%

JPMorgan Corporate Bond Research Enhanced ETF	0.14%

JPMorgan Diversified Return Emerging Markets Equity ETF	0.44%

JPMorgan Diversified Return International Equity ETF	0.37%

JPMorgan Diversified Return U.S. Equity ETF	0.18%

JPMorgan Diversified Return U.S. Mid Cap Equity ETF	0.24%

JPMorgan Diversified Return U.S. Small Cap Equity ETF	0.29%

JPMorgan Equity Premium Income ETF**	0.35%

JPMorgan International Bond Opportunities ETF	0.50%

JPMorgan High Yield Research Enhanced ETF	0.24%

JPMorgan International Growth ETF**	0.55%

JPMorgan Municipal ETF	0.24%

JPMorgan U.S. Aggregate Bond ETF	0.07%

JPMorgan U.S. Dividend ETF	0.12%

JPMorgan U.S. Minimum Volatility ETF	0.12%

JPMorgan U.S. Momentum Factor ETF	0.12%

JPMorgan U.S. Quality Factor ETF	0.12%

JPMorgan U.S. Value Factor ETF	0.12%

JPMorgan Ultra-Short Income ETF	0.18%

JPMorgan Ultra-Short Municipal Income ETF	0.18%

JPMorgan USD Emerging Markets Sovereign Bond ETF	0.39%

*	Initial term continues until February 28, 2021
**	Initial term continues until February 28, 2022

A-1

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

By:

Title:

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:

Title:

A-2